Exhibit 99.1

Eton Pharmaceuticals Announces Appointment of Ingrid Hoos as Senior Vice President of Scientific Affairs

DEER PARK, Ill., Aug 31, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc. (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today announced that it has appointed Ingrid Hoos as the company’s new Senior Vice President of Scientific Affairs. In the new role, Ms. Hoos will support the company’s regulatory, product development, and quality activities.

Ms. Hoos joins Eton after spending nine years as Vice President of Regulatory Affairs at Horizon Therapeutics. At Horizon, Ms. Hoos was responsible for the company’s regulatory strategy and regulatory operations. During her tenure, Horizon’s portfolio grew from one FDA-approved product to ten FDA-approved products. Prior to Horizon Therapeutics, Ingrid held leadership roles in regulatory, quality, and product development at Baxter Healthcare, Takeda Pharmaceuticals, and G.D. Searle (now Pfizer).

“We are pleased to have Ingrid joining the team. Ingrid has an impressive track record of successfully working with the FDA to gain approval of complex products, and she has first-hand experience growing an industry leading pharmaceutical company,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Ingrid Hoos added, “I am excited to join Eton at such a critical point in its history and to have the opportunity to be part of another young and rapidly growing pharmaceutical company. I look forward to immediately working towards gaining FDA-approval of Eton’s pipeline products.”

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing, acquiring, and commercializing pediatric rare disease products. The company’s first commercial product, Biorphen, is the only FDA approved ready-to-use formulation of phenylephrine injection and was launched in December 2019. The company’s lead pediatric product is the orphan drug Alkindi® Sprinkle, which is currently under review with the FDA. The company has an additional seven products under development, including five that are under review with the FDA.

Company Contact:

David Krempa
dkrempa@etonpharma.com
612-387-3740